Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Thursday, July 26, 2012	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS SECOND QUARTER RESULTS

Sales Growth and Improved Margin Performance Produce Record Earnings

DULUTH, GA – July 26 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.7 billion for the second quarter of 2012, an increase of approximately 14.1% compared to net sales of $2.4 billion for the second quarter of 2011. Reported and adjusted net income per share were $2.08 for the second quarter of 2012. These results compare to reported net income per share of $1.36 and adjusted net income per share of $1.35 for the second quarter of 2011. Excluding unfavorable currency translation impacts of approximately 11.2%, net sales in the second quarter of 2012 increased approximately 25.3% compared to the same period in 2011.

Net sales for the first six months of 2012 were approximately $5.0 billion, an increase of 19.4% compared to the same period in 2011. Excluding the unfavorable impact of currency translation of approximately 8.2%, net sales for the first six months of 2012 increased approximately 27.6% compared to the same period in 2011. For the first six months of 2012, reported and adjusted net income were $3.29 per share. These results compare to reported and adjusted net income of $2.17 per share for the first six months of 2011.

Second Quarter Highlights

•	Organic sales growth for Q2 2012 vs Q2 2011 was 14.7%, with the strongest growth coming from North America and Europe(1)

–	Regional organic sales increases: North America 44.9%; Europe/Africa/ Middle East (EAME) 9.9%; South America 3.7%; and Asia/Pacific 17.0%(1)

•	Q2 2012 operating margins improved 130 basis points to 9.8% vs Q2 2011

–	North American operating margins exceeded 13% and South American operating margins improved to over 9%

•	Increased investment in new products and factory productivity resulted in higher engineering expenses and capital expenditures during the second quarter of 2012

(1)Excludes unfavorable currency translation and acquisition impacts

“AGCO’s strong execution in the second quarter produced record earnings and operating margins of nearly 10%,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We benefited from sales and production growth, improved pricing in North America and Western Europe, low levels of material cost inflation, and savings from our strategic initiatives focused on purchasing and factory productivity. Our recent GSI acquisition also contributed to the positive results with its seasonally strong performance, particularly in North America.”

Market Update

Industry Unit Retail Sales

	Tractors	Combines
Six months ended June 30, 2012	Change from Prior Year Period	Change from Prior Year Period
North America	6%	(23)%
South America	(7)%	(12)%
Western Europe	(2)%	15%

“North American farm economics remain healthy but the current drought conditions across much of the U.S. have added some uncertainty for farm equipment demand for the remainder of 2012 in the region,” stated Mr. Richenhagen. “Lower farm production in the U.S. should keep grain inventories at historically low levels and support global soft commodity prices. In Europe, attractive crop fundamentals are sustaining demand at normal levels in the key Western European markets of Germany, France and the United Kingdom while demand has weakened in Southern Europe. Supportive government financing programs in Brazil, favorable crop prices and improved weather are all sustaining industry demand in South America. Longer term, the growing population and the shift to higher protein diets are driving increases in the consumption of food and demand for grain, providing support for farm income and our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

	Net sales	% change from 2011	% change from 2011 due to currency translation(1)
Three months ended June 30, 2012
North America	$733.4	85.8%	(2.2)%
South America	448.5	(9.7)%	(19.0)%
Europe/Africa/Middle East	1,406.9	0.5%	(11.2)%
Asia/Pacific	101.3	51.7%	(6.9)%

Total	$2,690.1	14.1%	(11.2)%

Six months ended June 30, 2012
North America	$1,299.9	72.4%	(1.6)%
South America	863.9	(4.8)%	(13.0)%
Europe/Africa/Middle East	2,606.7	9.8%	(8.8)%
Asia/Pacific	193.3	59.0%	(3.0)%

Total	$4,963.8	19.4%	(8.2)%

(1)	See Footnotes for additional disclosure

North America

Strong seasonal performance from GSI, solid industry demand and high acceptance of new products produced growth of 74.0% in North American sales in the first half of 2012 compared to the same period of 2011, excluding the impact of unfavorable currency translation. Excluding the benefit of acquisitions and currency translation, North American sales increased 36.4% in the first half of 2012 compared to the same period in 2011. The most significant increases were in sprayers, hay equipment and high horsepower tractors. The positive impact of acquisitions, higher sales and margin improvement all contributed to growth in income from operations of $113.2 million for the first six months of 2012 compared to the same period in 2011.

South America

Sales in the first half of 2012 increased 8.2% compared to the first six months of 2011 on a constant currency basis. Excluding the benefit of acquisitions and negative currency translation, South American sales were 2.0% higher in the first half of 2012 compared to the same period in 2011. Higher sales in Brazil were offset by declines in Argentina. AGCO’s profitability in South America improved during the second quarter with operating margins rebounding to 9.3% compared to 7.6% in the second quarter of 2011. Income from operations decreased $5.7 million in the first half of 2012 compared to the same period in 2011. The negative impact of currency translation was partially offset by improved margins in the core business.

EAME

Healthy farm fundamentals in Western Europe and increased industry demand in Eastern Europe resulted in sales growth of approximately 15.9% in the EAME region compared to the first six months of 2011, exclusive of acquisition benefits and the unfavorable impact of currency translation. AGCO experienced the largest sales increases in Germany, France, the United Kingdom and Russia. Income from operations grew by $51.0 million in the first half of 2012 compared to the same period in 2011. Higher sales and production levels, along with a richer mix of products, was partially offset by the negative impact of currency translation.

Asia/Pacific

Net sales in AGCO’s Asia/Pacific segment increased by approximately 62.0% during the first half of 2012 compared to the prior year period, excluding the unfavorable impact of currency translation. Excluding the benefit of acquisitions and negative currency translation, net sales in the Asia/Pacific region were 20.0% higher in the first six months of 2012 compared to the same period in 2011. Growth in Australia and New Zealand produced most of the increase. Income from operations in the Asia/Pacific region decreased $3.4 million in the first six months of 2012 compared to the same period in 2011 as additional market development costs in China were partially offset by improved gross margins.

“We were pleased with our sales and margin performance in the first half of 2012,” continued Mr. Richenhagen. “In the second half of the year we will maintain our focus on margin improvement, while also increasing our investments to support our longer term objectives. These investments include an expansion at our Fendt manufacturing facility in

Marktoberdorf, Germany and construction of a low horsepower production facility in China. In addition, our important investments in new product development and market expansion will remain at high levels in the coming quarters as we work to meet Tier 4 final emission requirements and refresh and grow our product line.”

Outlook

AGCO is increasing its earnings outlook and targeting adjusted earnings per share in a range from $5.50 to $5.75 for the full year of 2012. The new guidance reflects the Company’s improved operating performance which is partially offset by the negative impact of currency translation. Net sales are expected to range from $10.1 billion to $10.3 billion for the full year. Gross margin improvement is expected to be partially offset by increased engineering and market expansion expenditures.

AGCO Announces Share Repurchase Program

AGCO announced today that its Board of Directors has approved a share repurchase program under which the Company can repurchase up to $50 million of its common stock. The primary purpose of the new program is to limit dilution resulting from equity incentive plan.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Thursday, July 26, 2012. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page in the “Company” section of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, population growth, farm incomes and production, commodity prices, grain inventories, margin improvements, currency translation, investments in product development, facilities and expanding markets, industry demand, general economic conditions, engineering efforts and capital expenditures, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•

Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•

The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•

A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2011, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•

Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•

We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•

All acquisitions, including the acquisition of GSI, involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating GSI into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•

We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•

We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•

We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2011. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through four core machinery brands, Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2011, AGCO had net sales of $8.8 billion. http://www.agcocorp.com

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	June 30, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$393.4	$724.4
Accounts and notes receivable, net	1,196.3	994.2
Inventories, net	2,023.2	1,559.6
Deferred tax assets	138.2	142.7
Other current assets	271.1	241.9

Total current assets	4,022.2	3,662.8
Property, plant and equipment, net	1,243.1	1,222.6
Investment in affiliates	363.8	346.3
Deferred tax assets	46.0	37.6
Other assets	125.8	126.9
Intangible assets, net	640.2	666.5
Goodwill	1,190.2	1,194.5

Total assets	$7,631.3	$7,257.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$56.2	$60.1
Accounts payable	989.0	937.0
Accrued expenses	1,083.0	1,080.6
Other current liabilities	134.4	127.8

Total current liabilities	2,262.6	2,205.5
Long-term debt, less current portion	1,471.4	1,409.7
Pensions and postretirement health care benefits	289.4	298.6
Deferred tax liabilities	193.5	192.3
Other noncurrent liabilities	146.0	119.9

Total liabilities	4,362.9	4,226.0

Temporary Equity	12.4	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,092.2	1,073.2
Retained earnings	2,646.7	2,321.6
Accumulated other comprehensive loss	(520.9)	(400.6)

Total AGCO Corporation stockholders’ equity	3,219.0	2,995.2

Noncontrolling interests	37.0	36.0

Total stockholders’ equity	3,256.0	3,031.2

Total liabilities, temporary equity and stockholders’ equity	$7,631.3	$7,257.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2012	2011
Net sales	$2,690.1	$2,358.6
Cost of goods sold	2,078.7	1,870.3

Gross profit	611.4	488.3
Selling, general and administrative expenses	255.1	216.5
Engineering expenses	79.0	66.2
Restructuring and other infrequent income	(0.1)	(0.9)
Amortization of intangibles	12.5	4.9

Income from operations	264.9	201.6
Interest expense, net	14.7	12.5
Other expense, net	6.1	7.9

Income before income taxes and equity in net earnings of affiliates	244.1	181.2
Income tax provision	57.3	61.1

Income before equity in net earnings of affiliates	186.8	120.1
Equity in net earnings of affiliates	15.3	13.8

Net income	202.1	133.9
Net loss (income) attributable to noncontrolling interests	2.8	(0.2)

Net income attributable to AGCO Corporation and subsidiaries	$204.9	$133.7

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.11	$1.41

Diluted	$2.08	$1.36

Weighted average number of common and common equivalent shares outstanding:
Basic	97.2	94.7

Diluted	98.4	98.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2012	2011
Net sales	$4,963.8	$4,156.3
Cost of goods sold	3,859.4	3,312.1

Gross profit	1,104.4	844.2
Selling, general and administrative expenses	494.0	401.2
Engineering expenses	151.1	124.1
Restructuring and other infrequent income	(0.1)	(0.7)
Amortization of intangibles	24.7	9.3

Income from operations	434.7	310.3
Interest expense, net	27.7	18.0
Other expense, net	10.5	10.2

Income before income taxes and equity in net earnings of affiliates	396.5	282.1
Income tax provision	100.5	91.8

Income before equity in net earnings of affiliates	296.0	190.3
Equity in net earnings of affiliates	27.3	25.2

Net income	323.3	215.5
Net loss (income) attributable to noncontrolling interests	1.8	(1.8)

Net income attributable to AGCO Corporation and subsidiaries	$325.1	$213.7

Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.35	$2.26

Diluted	$3.29	$2.17

Weighted average number of common and common equivalent shares outstanding:
Basic	97.1	94.4

Diluted	98.8	98.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$323.3	$215.5

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	85.7	73.6
Deferred debt issuance cost amortization	1.7	1.9
Amortization of intangibles	24.7	9.3
Amortization of debt discount	4.3	4.1
Stock compensation	19.2	11.4
Equity in net earnings of affiliates, net of cash received	(18.5)	(17.4)
Deferred income tax provision	2.4	1.0
Other	(0.2)	(1.5)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(248.2)	(42.6)
Inventories, net	(508.1)	(269.3)
Other current and noncurrent assets	(35.4)	(26.3)
Accounts payable	91.7	74.4
Accrued expenses	42.2	69.8
Other current and noncurrent liabilities	27.0	(2.4)

Total adjustments	(511.5)	(114.0)

Net cash (used in) provided by operating activities	(188.2)	101.5

Cash flows from investing activities:
Purchases of property, plant and equipment	(151.1)	(112.4)
Proceeds from sale of property, plant and equipment	0.2	0.8
Purchase of businesses, net of cash acquired	(2.4)	(88.3)
Investments in consolidated affiliates, net of cash acquired	(20.1)	(25.0)
Investments in unconsolidated affiliates, net	(7.9)	(6.0)
Restricted cash and other	(2.0)	—

Net cash used in investing activities	(183.3)	(230.9)

Cash flows from financing activities:
Conversion of convertible senior subordinated notes	—	(60.7)
Proceeds from debt obligations, net	42.8	18.3
Payment of debt issuance costs	(0.1)	—
Payment of minimum tax withholdings on stock compensation	—	(2.5)
(Distribution to) investment by noncontrolling interest	(0.3)	(0.5)
Proceeds from issuance of commons stock	—	0.1

Net cash provided by (used in) financing activities	42.4	(45.3)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	27.9

Decrease in cash and cash equivalents	(331.0)	(146.8)
Cash and cash equivalents, beginning of period	724.4	719.9

Cash and cash equivalents, end of period	$393.4	$573.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cost of goods sold	$0.6	$0.4	$1.2	$0.7
Selling, general and administrative expenses	10.4	6.6	18.2	11.0

Total stock compensation expense	$11.0	$7.0	$19.4	$11.7

2.	INDEBTEDNESS

Indebtedness at June 30, 2012 and December 31, 2011 consisted of the following:

	June 30, 2012	December 31, 2011
1 1/4% Convertible senior subordinated notes due 2036	$187.7	$183.4
4 1/2% Senior term loan due 2016	253.7	259.4
5 7/8% Senior notes due 2021	300.0	300.0
Credit Facility	725.0	665.0
Other long-term debt	61.2	62.0

	1,527.6	1,469.8
Less: Current portion of long-term debt	(56.2)	(60.1)

Total indebtedness, less current portion	$1,471.4	$1,409.7

As of June 30, 2012 and December 31, 2011, the closing sales price of the Company’s common stock had not exceeded 120% of the conversion price of the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending June 30, 2012 and December 31, 2011, and, therefore, the Company classified the notes as long-term debt. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.

3.	INVENTORIES

Inventories at June 30, 2012 and December 31, 2011 were as follows:

	June 30, 2012	December 31, 2011
Finished goods	$729.2	$500.0
Repair and replacement parts	538.4	450.7
Work in process	261.0	127.6
Raw materials	494.6	481.3

Inventories, net	$2,023.2	$1,559.6

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At June 30, 2012 and December 31, 2011, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of June 30, 2012 and December 31, 2011, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $931.9 million and $827.5 million, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.4 million and $10.6 million during the three and six months ended June 30, 2012, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities reflected within “Other expense, net” and “Interest expense, net” in the Company’s Condensed Consolidated Statements of Operations were approximately $5.2 million and $8.8 million during the three and six months ended June 30, 2011, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of June 30, 2012 and December 31, 2011, these retail finance joint ventures had approximately $64.3 million and $62.0 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	EARNINGS PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and six months ended June 30, 2012 and 2011 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$204.9	$133.7	$325.1	$213.7

Weighted average number of common shares outstanding	97.2	94.7	97.1	94.4

Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.11	$1.41	$3.35	$2.26

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$204.9	$133.7	$325.1	$213.7

Weighted average number of common shares outstanding	97.2	94.7	97.1	94.4
Dilutive stock options, SSARs, performance share awards and restricted stock awards	1.0	0.3	1.1	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.2	3.6	0.6	3.6

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	98.4	98.6	98.8	98.4

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$2.08	$1.36	$3.29	$2.17

6.	SEGMENT REPORTING

Effective January 1, 2012, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Rest of World, to North America; South America; Europe/Africa/Middle East; and Asia/Pacific. The Asia/Pacific reportable segment includes the regions of Asia, Australia and New Zealand, and the Europe/Africa/Middle East segment will now include certain markets in Eastern Europe. Effective January 1, 2012, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the three and six months ended June 30, 2011 have been adjusted to reflect the change in reportable segments.

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2012 and 2011 are as follows:

Three Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2012
Net sales	$733.4	$448.5	$1,406.9	$101.3	$2,690.1
Income from operations	95.7	41.7	170.0	5.1	312.5
2011
Net sales	$394.8	$496.8	$1,400.2	$66.8	$2,358.6
Income from operations	20.0	37.9	170.9	4.3	233.1

Six Months Ended June 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2012
Net sales	$1,299.9	$863.9	$2,606.7	$193.3	$4,963.8
Income from operations	145.9	65.6	305.8	6.0	523.3
2011
Net sales	$754.2	$907.3	$2,373.2	$121.6	$4,156.3
Income from operations	32.7	71.3	254.8	9.4	368.2

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Segment income from operations	$312.5	$233.1	$523.3	$368.2
Corporate expenses	(24.8)	(20.9)	(45.8)	(38.3)
Stock compensation expense	(10.4)	(6.6)	(18.2)	(11.0)
Restructuring and other infrequent income	0.1	0.9	0.1	0.7
Amortization of intangibles	(12.5)	(4.9)	(24.7)	(9.3)

Consolidated income from operations	$264.9	$201.6	$434.7	$310.3

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended June 30, 2012 and 2011 (in millions, except per share data):

	Three months ended June 30,
	2012			2011
	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)
As adjusted	$264.8	$204.8	$2.08	$200.7	$133.1	$1.35
Restructuring and other infrequent income (2)	(0.1)	(0.1)	—	(0.9)	(0.6)	(0.01)

As reported	$264.9	$204.9	$2.08	$201.6	$133.7	$1.36

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent income recorded during the second quarter of 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations.

The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the six months ended June 30, 2012 and 2011 (in millions, except per share data):

	Six months ended June 30,
	2012			2011
	Income From Operations	Net Income(1)	Earnings Per Share(1)	Income From Operations	Net Income(1)	Earnings Per Share(1)
As adjusted	$434.6	$325.0	$3.29	$309.6	$213.2	$2.17
Restructuring and other infrequent income(2)	(0.1)	(0.1)	—	(0.7)	(0.5)	—

As reported	$434.7	$325.1	$3.29	$310.3	$213.7	$2.17

(1)	Net income and earnings per share amounts are after tax.
(2)

The restructuring and other infrequent income recorded during the first six months of 2011 related primarily to a reversal of approximately $0.9 million of previously accrued legally required severance payments associated with the rationalization of the Company’s French operations.

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and six months ended June 30, 2012, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation
	2012	2011	% change from 2011	$	%
North America	$733.4	$394.8	85.8%	$(8.6)	(2.2)%
South America	448.5	496.8	(9.7)%	(94.2)	(19.0)%
Europe/Africa/Middle East	1,406.9	1,400.2	0.5%	(157.1)	(11.2)%
Asia/Pacific	101.3	66.8	51.7%	(4.6)	(6.9)%

	$2,690.1	$2,358.6	14.1%	$(264.5)	(11.2)%

	Six Months Ended June 30,			Change due to currency translation
	2012	2011	% change from 2011	$	%
North America	$1,299.9	$754.2	72.4%	$(12.2)	(1.6)%
South America	863.9	907.3	(4.8)%	(117.9)	(13.0)%
Europe/Africa/Middle East	2,606.7	2,373.2	9.8%	(207.8)	(8.8)%
Asia/Pacific	193.3	121.6	59.0%	(3.7)	(3.0)%

	$4,963.8	$4,156.3	19.4%	$(341.6)	(8.2)%

This earnings release discloses the percentage change in regional net sales due to the impact of acquisitions. The following table sets forth, for the three and six months ended June 30, 2012, the impact to net sales of acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to acquisitions
	2012	2011	% change from 2011	$	%
North America	$733.4	$394.8	85.8%	$170.0	43.1%
South America	448.5	496.8	(9.7)%	27.7	5.6%
Europe/Africa/Middle East	1,406.9	1,400.2	0.5%	25.2	1.8%
Asia/Pacific	101.3	66.8	51.7%	27.8	41.6%

	$2,690.1	$2,358.6	14.1%	$250.7	10.6%

	Six Months Ended June 30,			Change due to acquisitions
	2012	2011	% change from 2011	$	%
North America	$1,299.9	$754.2	72.4%	$283.7	37.6%
South America	863.9	907.3	(4.8)%	56.2	6.2%
Europe/Africa/Middle East	2,606.7	2,373.2	9.8%	64.2	2.7%
Asia/Pacific	193.3	121.6	59.0%	51.1	42.0%

	$4,963.8	$4,156.3	19.4%	$455.2	11.0%